Exhibit (11)

THRIVENT MUTUAL FUNDS

625 Fourth Avenue South

Minneapolis, MN 55415-1665

May 14, 2015

The Trustees of Thrivent Mutual Funds

625 Fourth Avenue South

Minneapolis, MN 55415

Ladies and Gentleman:

As counsel to Thrivent Mutual Funds, a Massachusetts Business Trust organized under the laws of the State of Massachusetts (the “Fund”), I have been asked to render an opinion in connection with the registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Fund has been duly organized and is validly existing pursuant to the laws of the State of Massachusetts; and

2.	The shares of capital stock of the Fund which are described in the foregoing Registration Statement, when sold in accordance with the terms contained in the proposed Plans of Reorganization, will be duly authorized, validly issued, fully paid, and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Michael W. Kremenak

Michael W. Kremenak

Secretary and Chief Legal Officer